Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We have issued our report dated March 6, 2015, with respect to the consolidated financial statements of Westmoreland Resource Partners LP, which are included in the Annual report of Westmoreland Coal Company on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Westmoreland Coal Company on Forms S-8 (File No. 333-56904, 333-106852, 333‑166393, 333-181638, and 333-196423) and on Forms S-3 (File No. 333-180946, 333-197298, and 333-195847).

/s/ GRANT THORNTON LLP

Cleveland, Ohio
March 6, 2015